UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2015
AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)
949-481-9825
(Registrant's Telephone Number, Including Area Code)
__________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.
On October 5, 2015, Aeolus Pharmaceuticals, Inc. (the "Company") reported on Form 8-K that it had received funding in the form of convertible promissory notes (the "Notes") from Biotechnology Value Fund, L.P. and certain other affiliates of BVF Partners, L.P.  The Notes have an aggregate principal balance of $1,000,000, accrue interest at a rate of 6% per annum and have a scheduled maturity date of September 28, 2016 (the "Maturity Date").  As previously disclosed, the outstanding principal and accrued interest on the Notes automatically convert, in accordance with the terms of the Notes, into Company equity securities, provided a Qualified Financing occurs.  For these purposes, "Qualified Financing" means a bona fide new money equity securities financing on or before the Maturity Date of not less than $4 million.

On December 11, 2015, Aeolus Pharmaceuticals, Inc. (the "Company") completed a Qualified Financing when it closed on the sale of securities with certain accredited investors (the "Purchasers") whereby the Company sold and issued to the Purchasers in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder, (i) an aggregate of 10,215,274 common stock units at a purchase price of $0.22 per unit, and (ii) preferred stock units for an aggregate purchase price of $4.5 million, resulting in aggregate gross proceeds to the Company of $6.75 million (collectively, the "Private Placement").

Following the closing of the Private Placement, in a separate transaction, the principal and accrued interest amounts under the Notes were converted in accordance with the terms of the Notes into 5,414,402 shares of the Company's common stock and warrants to purchase an additional 5,414,402 shares of the Company's common stock at an exercise price per share of $0.22 subject to adjustment.   This Current Report on Form 8-K is being filed to report that the conversion of the Notes and the related issuances of common stock and warrants in respect thereof, which were effected pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.  The transactions associated with the separate Private Placement have been reported under a separate Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  December 15, 2015                                                                                          AEOLUS PHARMACEUTICALS, INC.
/s/    David C. Cavalier
David C. Cavalier

Chief Financial Officer